Exhibit 99.1
Execution Version
Amendment No. 2, Consent and Waiver, dated as of March 18, 2010 (this “Amendment”) to the Securities Purchase Agreement referred to below by and between PhotoMedex, Inc., a Delaware corporation (the “Company”), and Perseus Partners VII, L.P., a Delaware limited partnership (the “Purchaser”).
Introduction
The Company and the Purchaser are parties to a Securities Purchase Agreement dated as of August 4, 2008 (as amended by Amendment No. 1, dated February 27, 2009, and as the same may be further amended, modified and supplemented from time to time, the “Securities Purchase Agreement”). Capitalized terms used in this Amendment without definition shall have the meanings assigned thereto in the Securities Purchase Agreement.
The Company has advised the Purchaser that it desires to obtain bridge financing, in an aggregate principal amount not to exceed $2,500,000, from Clutterbuck Funds LLC, a Delaware limited liability company (“Clutterbuck”), pursuant to definitive loan and security documentation substantially in the form attached hereto as Exhibit A (the “Bridge Financing Documents”), which bridge financing will be secured by liens on the Collateral (as such term is defined in the Bridge Financing Documents). Such bridge financing, as contemplated by the Bridge Financing Documents, is referred to herein as the “Bridge Financing”.
The Company has requested that the Purchaser consent to the consummation of the Bridge Financing.
The Purchaser is willing, on the terms and conditions set forth in this Amendment, to consent to the Bridge Financing.
In consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:
Section 1.1. Amendments to Definitions.
(a) The following definitions are hereby inserted in appropriate alphabetical order as follows:
“Guaranty Agreement” means the Guaranty Agreement to be entered into among the Company, the Subsidiaries of the Company party thereto and the Purchaser, substantially in the form attached as Exhibit C to Amendment No. 2 hereto, as the same may be amended, restated, modified or supplemented from time to time.

“Inactive Subsidiary” means those subsidiaries listed as inactive in Exhibit 22.1 to the Company’s 10-K filed on March 20, 2009.
(b) The definition of “Notes” is hereby amended and restated in its entirety as follows:
“Notes” means the First Tranche Note and any promissory notes issued thereunder as paid in kind interest, as amended and restated pursuant to Amendment No. 2 hereto, in each case as the same may be amended, restated, modified or supplemented from time to time and any promissory notes issued in exchange therefor or in satisfaction thereof.
(c) The definition of “Pledge Agreement” is hereby amended to add the following at the end thereof: “, as the same may be amended, restated, modified or supplemented from time to time”.
(d) The definition of “Transaction Documents” is hereby amended by inserting the words “the Guaranty Agreement” immediately following the words “the Management Rights Letter,” in the third line thereof.
Section 1.2. Addition to Covenants. Article V of the Securities Purchase Agreement is hereby amended by adding a new Section 5.31 and Section 5.32 thereto as follows:
Section 5.31. Additional Subsidiary Guarantors. (a) The Company shall cause any Person organized under the laws of the United States or any State thereof that becomes a Subsidiary of the Company to become a party to each of the Guaranty Agreement and the Pledge Agreement by the delivery of an assumption agreement in the appropriate form specified therein and to perform all obligations of a Guarantor or a Grantor, as applicable, thereunder.
(b) The Company shall not, and shall not permit any Subsidiary to, sell, transfer or assign to any Inactive Subsidiary any right, asset, claim or other item that would constitute Collateral (as defined in the Pledge Agreement) if such Inactive Subsidiary were a grantor thereunder. Without limitation of the foregoing, in the event that any Inactive Subsidiary shall (i) receive or acquire any right, asset or claim or other item that would constitute Collateral if such Inactive Subsidiary were a grantor thereunder, (ii) conduct any operations or (iii) receive any Proceeds (as defined in the Pledge Agreement) of the Collateral, such Inactive Subsidiary shall be deemed to have become a Subsidiary of the Company at such time and the Company shall cause such Inactive Subsidiary to become a guarantor under the Guaranty Agreement and a grantor under the Pledge Agreement as provided in Section 5.31(a).

Section 5.32. Quarterly Reports. Within thirty (30) days following the end of each quarter, the Company shall provide to the Purchaser a report, as of the end of such quarter, of the XTRAC lasers (a) pledged in connection with the CIT Loan Agreement, (b) pledged in connection with the Bridge Financing Documents and (c) owned by the Company but not pledged in connection with the CIT Loan Agreement or the Bridge Financing Documents.
Section 1.3. Consent to Incurrence of Bridge Financing. The Purchaser hereby consents, in accordance with the terms of Section 5.19(a) and Section 5.19(c) of the Securities Purchase Agreement, to the incurrence by the Company of the Indebtedness under the Bridge Financing, and the creation by the Company of Liens upon the Xtrac Assets (as defined in the Amended and Restated Pledge Agreement referred to below) in favor of Clutterbuck Funds LLC, in each case on the terms and subject to the conditions provided by the Bridge Financing Documents.
Section 1.4. Right of First Refusal and Subscription Rights.
(a) The Purchaser acknowledges that the Company proposes to issue certain warrants to Clutterbuck Funds LLC in connection with the Bridge Financing and hereby waives its right of first refusal to purchase Additional Securities under Section 5.12 (“Right of First Refusal”) and its right to purchase its pro rata share of Additional Securities under Section 5.24 (“Subscription Rights”) of the Securities Purchase Agreement with respect to such issuance to the extent provided for by the Bridge Financing Documents. The Purchaser also hereby waives the Company’s compliance with any required notice periods contained in Section 5.12 or 5.24 of the Securities Purchase Agreement with respect to the proposed issuance of warrants as provided in the Bridge Financing Documents.
(b) The Purchaser acknowledges that the Company is also registering the offering and sale of shares of its common stock, par value $0.01 per share (the “Common Stock”), with the Securities and Exchange Commission on a Registration Statement on Form S-1 (Reg No. 333-164089) (as amended, the “Registration Statement” and such offering and sale, the “Offering”). The Purchaser hereby (i) waives its Right of First Refusal and Subscription Rights with respect to the issuance of shares of Common Stock in the Offering, (ii) waives its right to require inclusion of its “Registrable Shares” as defined in the Registration Rights Agreement, dated as of February 27, 2009, between Purchaser and the Company (the “Registration Rights Agreement”) within the shares covered by the Registration Statement, (iii) waives the Company’s compliance with any required notice or other time periods contained in Section 5.12 or Section 5.24 of the Securities Purchase Agreement in connection with the Right of First Refusal and the Subscription Rights relating to the Offering and (iv) waives the Company’s compliance with the notice period set forth in Section 3(a)(iii) of the Registration Rights Agreement with respect to the Offering.
Section 1.5. Compensation of Senior Company Executives. The text of Section 5.19(l) of the Securities Purchase Agreement is hereby deleted and replaced with

“[Intentionally Deleted]”.
Section 1.6. Amended and Restated Notes; Guaranty Agreement; Amended Restated Pledge Agreement; Intercreditor Agreement. With effect from and after the consummation of the transactions contemplated by the Bridge Financing Documents:
(a) The Company and the Purchaser hereby agree to amend and restate the terms governing 100% of the outstanding principal amount and accrued interest under the Notes to be substantially in the form of Exhibit B-1 or Exhibit B-2 hereto (the “Amended and Restated Notes”), such that the terms governing $2,800,406 of such outstanding principal amount shall be set forth in a promissory note substantially in the form of Exhibit B-1 hereto, and the terms governing the balance of such outstanding principal amount shall be set forth in a promissory note in the form of Exhibit B-2 hereto (the “B-2 Note”). The Company and the Purchaser hereby acknowledge that the Conversion Price (as defined in the B-2 Note) of the B-2 Note has been adjusted pursuant to the terms of the B-2 Note to reflect the issuance of the Additional Securities in the Bridge Financing.
(b) The Company shall, and shall cause each Subsidiary of the Company organized under the laws of the United States or any State thereof, to execute and deliver a counterpart of the Guaranty Agreement, substantially in the form of Exhibit C hereto (the “Guaranty Agreement”).
(c) The Company and the Purchaser hereby agree to amend and restate the Pledge Agreement to be substantially the form attached hereto as Exhibit D (the “Amended and Restated Pledge Agreement”), and the Company shall cause each Subsidiary of the Company organized under the laws of the United States or any State thereof, to execute and deliver a counterpart of the Amended and Restated Pledge Agreement. As soon as practicable (and not more than 10 days in the case of any account in the United States (or 30 days in the case of any account outside the United States)) after the effectiveness of the Amended and Restated Pledge Agreement the Company shall cause each Grantor to deliver to the Purchaser copies of the Control Agreements required thereunder, duly executed by each of the applicable Grantors and financial institutions party thereto, and each other instrument required to perfect the liens created thereunder.
(d) The Company and the Purchaser hereby agree to enter into the Intercreditor Agreement, among the Company, the Purchaser and Clutterbuck Funds LLC, substantially the form attached hereto as Exhibit E (the “Intercreditor Agreement”).
Section 1.7. Underwriters’ Lockup. In connection with a single bona fide underwritten offering of the Company’s Common Stock effected by the Company ]and resulting in net proceeds to the Company of at least $4,000,000 effected under the Registration Statement, the Purchaser shall enter into a reasonable and customary 180-day “underwriters’ lockup” agreement with respect to the shares of Common Stock issuable upon conversion of the Amended and Restated Note issued in the form of Exhibit B-1 hereto, which agreement shall contain such other reasonable and customary terms and conditions as the parties shall mutually agree. For the avoidance of doubt, this Section 1.7 shall not apply to any shares of Common Stock issuable upon conversion of the Amended and Restated Note issued in the form of Exhibit B-2 hereto, or upon exercise of any Warrants.
Section 1.8. Amendment to Right of First Refusal. Section 5.12(a) of the Purchase Agreement is hereby amended by replacing the reference therein to “Section 5.24(c)” with a reference to “Section 5.24(c)(iv)”. The Company and the Purchaser hereby acknowledge that the amendment set forth in this Section 1.8 is required as a result of a typographical error in the Securities Purchase Agreement as originally executed by the parties thereto and, therefore, such amendment shall be effective as of the time of the execution of the Securities Purchase Agreement on August 4, 2008 with effect as of and from such time.
Section 1.9. Amendment to Notice Provision. Section 9.7 of the Securities Purchase Agreement is hereby amended to provide that all notices and communications sent to Covington & Burling LLP, counsel to Purchaser, should be sent to the attention of Andrew W. Ment.
Section 1.10. Photo Therapeutics Earnout. The Company hereby confirms that the PT Earnout Amount equals zero, and the Company has no obligations to any Person pursuant to the PT Earnout. The Company hereby irrevocably releases the Purchaser from any and all obligations under the Securities Purchase Agreement with respect to the PT Earnout, the PT Earnout Amount, the proposed issuance and purchase of the Second Tranche Notes and Second Tranche Warrants, and to effect the transactions contemplated to occur at the Second Tranche Closing.
Section 1.11. Limitations of Amendments, Consents and Waivers. The amendments, consents and waivers set forth in this Amendment shall be limited to the specific matters expressly set forth herein, and this Amendment shall not in any way or manner restrict the Purchaser from exercising any rights or remedies it may have with respect to other defaults or events of default.
Section 1.12. Transaction Documents Ratified. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Purchaser or the Company under the Notes, or any Transaction Document; or be construed to alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Transaction Document, all of which are hereby confirmed and ratified in all respects and shall continue in full force and effect and subject to any other amendments, consents and waivers that have been previously executed by the parties hereto.
Section 1.13. Representations and Warranties.
(a) The Company hereby represents and warrants to the Purchaser as follows:

(i) The Company has all requisite corporate power and authority to enter into and consummate the transactions contemplated by this Amendment, including the Guaranty Agreement, the Pledge Agreement and the transaction contemplated thereby. Each Subsidiary of the Company specified to be a party to the Guaranty Agreement and the Pledge Agreement has all requisite corporate power and authority to enter into and consummate the transactions contemplated by such agreements. The execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board and no further consent or authorization of the Company, Board, or its stockholders is required. As of the date of their execution and delivery, the execution and delivery of each of the Guaranty Agreement and the Pledge Agreement by the Company and each Subsidiary of the Company specified to be a party to such agreements and the consummation of the transactions contemplated thereby will have been duly authorized by the board of directors of such Subsidiary and no further consent or authorization of such Subsidiary, the board of directors of such Subsidiary or the stockholders of such Subsidiary will be required.
(ii) This Amendment has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (y) the effect of rules of Law governing the availability of specific performance and other equitable remedies. As of the date of their execution and delivery, each of the Guaranty Agreement and the Pledge Agreement will have been duly executed and delivered by the Company and each Subsidiary of the Company specified to be a party to such agreements and constitute a legal, valid and binding obligation of the Company and each Subsidiary of the Company specified to be a party thereto, enforceable against the Company and each such Subsidiary in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (y) the effect of rules of Law governing the availability of specific performance and other equitable remedies.

(iii) The execution, delivery and performance by the Company of this Amendment and the execution, delivery and performance of each of the Guaranty Agreement and the Pledge Agreement by the Company and each Subsidiary of the Company specified to be a party to such agreements and the consummation by the Company and each such Subsidiary of the transactions contemplated hereby and thereby, do not and will not: (x) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (y) conflict with, violate or result in a breach of any provision of, or constitute a default under (or an event that with notice or lapse of time or both would become a default under), or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound, or affected; or (z) result in a violation of any Law or Order of any Governmental Entity to which the Company or a Subsidiary is subject, except in the case of clauses (x) and (y) above, for such conflicts or violations that, individually or in the aggregate, are not material and do not otherwise adversely affect the ability of the Company to consummate the transactions contemplated by this Amendment.
(iv) Each of the Inactive Subsidiaries as of the date hereof possesses no assets, conducts no operations and does not receive any Proceeds of any Collateral, as such terms are defined in the Pledge Agreement.
(b) The Purchaser hereby represents and warrants to the Company as follows:
(i) The Purchaser has all requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by this Amendment. The execution, delivery and performance by the Purchaser of this Amendment, the Guaranty Agreement and the Pledge Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.
(ii) This Amendment has been duly executed and delivered by the Purchaser and constitutes and as of their execution and delivery, each of the Guaranty Agreement and the Pledge Agreement will have been duly executed and delivered by the Purchaser and will constitute, a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (y) the effect of rules of Law governing the availability of specific performance and other equitable remedies.

(iii) The execution, delivery and performance by the Purchaser of this Amendment and the consummation by the Purchaser of the transactions contemplated hereby do not and will not: (x) result in a violation of the organizational documents of the Purchaser or; (y) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party; or (z) result in a violation of any Law (including federal and state securities laws) or Order applicable to the Purchaser, except in the case of clauses (x) and (y) above, for such conflicts or violations that, individually or in the aggregate are not material and do not otherwise adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Amendment.
Section 1.14. Fees and Expenses Incurred by Purchaser. The Company hereby confirms that the fees and expenses incurred by the Purchaser (including, but not limited to the fees and expenses of counsel) in connection with the review and negotiation of (a) the proposed underwritten offering of the Company’s Common Stock and the prepayment of a portion of the Notes with the proceeds thereof; (b) the Bridge Financing and the Bridge Financing Documents and any alternative bridge financing explored by the Company; and (c) this Amendment and the transactions contemplated hereby and any related filings with the Securities and Exchange Commission, are subject to reimbursement pursuant to Section 5.22 of the Securities Purchase Agreement and agrees to reimburse such expenses, subject to receipt of reasonable documentation, promptly upon demand by the Purchaser, it being understood that in connection with the execution of this Amendment, Covington & Burling LLP, counsel to the Purchaser, will provide a statement of its accrued fees and expenses to date as well as a reasonable provision for future fees and expenses in connection with completion of the transactions contemplated hereby.
Section 1.15. Effectiveness of Amendments. This Amendment shall become effective upon the execution and delivery of a counterpart hereto by each of the Company and the Purchaser; provided, that the amendments, waivers and consents set forth in Sections 1.1, 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7 hereof shall not become effective unless and until all of the following conditions precedent have been satisfied:
(a) The representations and warranties made by the Company in this Amendment shall be true and correct as of the date hereof and as of the date on which the amendments, consents and waivers set forth in Section 1.1, 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7 hereof become effective (the “Consent Effective Date”), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).
(b) The Company and Clutterbuck shall have consummated (or shall concurrently consummate) the Bridge Financing, on the terms set forth in the Bridge Financing Documents, without having given effect to any amendment, modification, supplement or waiver thereto not consented to in writing by the Purchaser;

(c) The Purchaser shall have received the Amended and Restated Notes, duly executed and delivered by the Company in the form of (i) a promissory note for the principal amount of $2,800,406, in the form of Exhibit B-1, and (ii) a promissory note for the balance of the outstanding principal amount and accrued interest under the Notes, in the form of Exhibit B-2;
(d) The Purchaser shall have received a duly executed counterpart of the Guaranty Agreement from the Company and each Subsidiary of the Company specified to be a party thereto;
(e) The Purchaser shall have received a duly executed counterpart of the Amended and Restated Pledge Agreement from the Company and each Subsidiary of the Company specified to be a party thereto, and all Collateral (as defined therein) required to be delivered to the Collateral Agent thereunder;
(f) The Purchaser shall have received a duly executed counterpart of the Intercreditor Agreement from the Company and Clutterbuck;
(g) The Purchaser shall have received reimbursement, by wire transfer of immediately available funds to the account of Purchaser to be designated to the Company, of all fees and expenses incurred by the Purchaser through such date and required to be reimbursed pursuant to Section 5.22 of the Securities Purchase Agreement, including (i) approximately $31,925.29 of expenses previously claimed by the Purchaser for board-related and other travel by Purchaser’s representatives and post-investment closing legal expenses incurred by the Purchaser and (ii) the fees and expenses referred to in Section 1.14 above;
(h) The Purchaser shall have received the favorable opinion (addressed to the Purchaser and dated as of the closing date) of Morgan, Lewis & Bockius LLP, counsel for the Company, in the form and substance reasonably acceptable to the Purchaser, and covering such matters relating to the Company, this Amendment, the Notes, the Guaranty Agreement, the Amended and Restated Pledge Agreement and the transactions contemplated thereby as Purchaser shall reasonably request.

(i) The Purchaser shall have received from the Company (i) a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated the Consent Effective Date, confirming the satisfaction of the conditions set forth in paragraphs (a) and (b) above; and (ii) a certificate of the Secretary the Company, dated the Consent Effective Date, certifying as to the incumbency and signatures of the officers executing this Amendment, the Amended and Restated Notes, the Guaranty Agreement, the Amended and Restated Pledge Agreement and the Intercreditor Agreement, and the resolutions of the Board approving this Amendment and the transactions contemplated hereby; and (iii) a certificate of the Secretary of each Subsidiary of the Company specified to be a party to the Guaranty Agreement and the Amended and Restated Pledge Agreement, certifying as to the incumbency and signatures of the officers of such Subsidiary executing the Guaranty Agreement and the Amended and Restated Pledge Agreement, and the resolutions of the board of directors of such Subsidiary approving such agreements and the transactions contemplated thereby;
(j) The Purchaser shall have received such other documents relating to corporate existence and authority, absence of Liens, perfection of security interests and such other matters as Purchaser or its counsel may reasonably request.
Section 1.16. Entire Agreement. This Amendment, together with the Securities Purchase Agreement (and any written consents or written waivers granted or executed with respect thereto), the Notes, the Guaranty Agreement, the Amended and Restated Pledge Agreement, the other Transaction Documents, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
Section 1.17. Miscellaneous Items. The provisions of Sections 9.1, 9.2, 9.3, 9.6, 9.7 and 9.8 (first sentence only) of the Securities Purchase Agreement shall apply to this Amendment as if set forth herein.
[Signature Page Follows]

          In Witness Whereof, the Purchaser and the Company have caused this Amendment to be duly executed as of the date first above written.

PhotoMedex, Inc.
By:
Name:
Title:

Perseus Partners VII, L.P.
By:	Perseus Partners VII GP, L.P., its general partner
By:	Perseus Partners VII GP, L.L.C., its general partner
By:
Name:
Title:

[Signature Page to Amendment No. 2 to SPA]